UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant     ☒

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ROYALE ENERGY, INC.
(Name of Registrant as Specified in its Charter)

Filed on Behalf of the Board of Directors
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYALE ENERGY, INC.

7676 Hazard Center Drive, Suite 1500
San Diego, CA 92108
1-800-447-8505

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Royale Energy, Inc.

DATE:	July 26, 2018
TIME:	10:30 a.m. Pacific Daylight Time
PLACE:	Hilton Los Angeles Airport 5711 West Century Boulevard Los Angeles, California, 90045

Matters to be Voted on:

1.	Elect directors to serve for the ensuing year;

2.	Approve, in a nonbinding advisory vote, the appointment of SingerLewak LLP as the Company’s auditors for 2018; and

3.	Transact such other business as may properly come before the meeting and any adjournment thereof.

Who May Attend and Vote at the Meeting

Shareholders of record at the close of business on June 11, 2018, and valid proxy holders may attend and vote at the meeting.  If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

By Order of the Board of Directors,

Harry E. Hosmer
Chairman of the Board of Directors

Date: June 11, 2018

PROXY STATEMENT

Royale Energy’s board of directors solicits your proxy, using the enclosed proxy card, for use at the annual meeting of shareholders to be held July 26, 2018, and at any adjournment thereof. This proxy statement has information about the annual meeting and was prepared by Royale Energy’s management for the board of directors. Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

GENERAL INFORMATION

The only items of business which management intends to present at the meeting are listed in the preceding Notice of Annual Meeting of Shareholders and are explained in more detail on the following pages.  By returning your signed proxy, you authorize management to vote your shares as you indicate on these items of business and to vote your shares in accordance with management’s best judgment in response to proposals initiated by others at the meeting.

1)  Changing or Revoking Your Proxy Vote

You may revoke your signed proxy at any time before it is exercised at the annual meeting.  You may do this by advising Royale Energy’s secretary in writing of your desire to revoke your proxy, or by submitting a duly executed proxy bearing a later date. We will honor the proxy card with the latest date.  You may also revoke your proxy by attending the annual meeting and indicating that you wish to vote in person.

2)  Who may Vote

Each shareholder of record at the close of business on June 11, 2018, is entitled, for each share then held, to one vote on each proposal or item that comes before the annual meeting, except that under certain circumstances shareholders may be entitled to cumulate their votes in voting for directors. (See Proposal 1: Election of Directors.)  On May 18, 2018, Royale Energy had outstanding 48,400,371 shares of common stock entitled to vote at the meeting.

3)  Voting in Person

Although we encourage you to complete and return your proxy to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

4)  How Your Votes are Counted

We will hold the annual meeting on July 26, 2018, if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the matters listed on the proxy card.

The shares represented by the proxies solicited by the board of directors of the Company will be voted in accordance with your directions as marked on your proxy ballot, but if you give no directions, such shares will be voted (i)  FOR  the election as directors of the nominees of the board of directors named below; (ii) FOR, in a nonbinding advisory vote, the approval of SingerLewak, LLP, as the Company’s independent auditors for 2018; and (iii) in the discretion of Donald H. Hosmer and Stephen M. Hosmer (the proxies named on the proxy ballot) on any other proposals to properly come before the annual meeting or any adjournment(s) thereof.

5)  Broker Votes
If, like most shareholders, your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote.  Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors and on executive compensation related matters.  If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.  It is, therefore, important that you send in your proxy with instructions on how to vote your shares (or that you attend the meeting in person), to make sure that we have a quorum present and voting at the shareholders’ meeting.

As the beneficial owner of shares, you are invited to attend the Annual Meeting. Please note, however, that if you are a beneficial owner whose shares are held in street name, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.  To vote shares held in street name in person at the annual meeting, you should contact your broker before the annual meeting to obtain a proxy form in your name.
ABSTAINING IS THE SAME AS VOTING “NO”
If you mark “Abstain” with respect to any proposal on your proxy ballot, your shares will be counted in the number of votes cast.  However, a vote to “Abstain” has the same effect as voting “No.” Management requests that you vote either “For” or “Against” on each proposal to come before the meeting.

This proxy statement and the accompanying proxy form will be first distributed on or about June 11, 2018, to shareholders entitled to vote at the meeting.

2018 MERGER AND INVESTMENT IN RMX RESOURCES

a)  Merger

On March 7, 2018, Royale Energy, Inc. (“Royale Energy,” formerly known as  Royale Energy Holdings, Inc., a Delaware corporation ), Royale Energy Funds, Inc. (“REF,” formerly known as Royale Energy, Inc., a California corporation) , and Matrix Oil Management Corporation (“Matrix”) and its affiliates were notified by the California Secretary of State of the filing and acceptance of agreements of merger by the California Secretary of State, to complete the previously announced merger between the companies (the “Merger”).  In the Merger, REF was merged into a newly formed subsidiary of Royale Energy , and Matrix was merged into a second newly formed subsidiary of Royale Energy pursuant to the Amended and Restated Agreement and Plan of Merger among REF , Royale Energy , Royale Merger Sub, Inc., (“Royale Merger Sub”), Matrix Merger Sub, Inc., (“Matrix Merger Sub”) and Matrix (the “Merger Agreement”).  Additionally, in connection with the merger, all limited partnership interest of two limited partnership affiliates of Matrix (Matrix Permian Investments, LP, and Matrix Las Cienegas Limited Partnership), were exchanged for Royale Energy common stock using conversion ratios according to the relative values of each partnership.  All Class A limited partnership interests of another Matrix affiliate, Matrix Investments, LP (“Matrix Investments”) were exchanged for Royale Energy Common stock using conversion ratios according to the relative value of the Class A limited partnership interests, and $20,124,000 of Matrix Investments preferred limited partnership interests were converted into 2,012,400 shares of Series B Convertible Preferred Stock of Royale Energy .  Another Matrix affiliate, Matrix Oil Corporation (“Matrix Operator”), was acquired by Royale Energy by exchanging Royale Energy common stock for the outstanding common stock of Matrix Oil Corporation using a conversion ratio according to the relative value of the Matrix Oil Corporation common stock.  Matrix, Matrix Oil Corporation and the three limited partnership affiliates of Matrix called the “Matrix Entities.”

The Merger had been previously approved by the respective holders of all outstanding capital stock of REF , Matrix, Royale Energy , Matrix Merger Sub and Royale Merger Sub on November 16, 2017, as previously reported in REF’s Current Report on Form 8-K dated November 16, 2017.  The Merger and related transactions are described in detail in our Current Report on Form 8-K dated March 7, 2018, and in Royale Energy ‘s Current Report on Form 8-K dated March 7, 2018.

SEC Reporting After the Merger

After the Merger, Royale Energy, the Delaware parent, became the successor to REF, now the California subsidiary, for reporting purposes under the Securities Exchange Act of 1934 (the “Exchange Act”).  REF filed its final annual report on Form 10-K with the SEC on March 23, 2018  (SEC File No. 0-22750), and on May 16, 2018, it filed a Form 15 to deregistered its common stock under the Exchange Act.  Royale Energy has assumed reporting obligations under the Exchange Act, and on May 21, 2018, Royale Energy filed its first quarterly report on Form 10-Q with the Commission (SEC File No. 000-55912).

b)  Investment in Affiliate RMX Resources

On April 4, 2018, RMX Resources, LLC (“RMX”), CIC RMX LP (“CIC”), and Royale Energy and its subsidiaries, REF and Matrix, entered into a Subscription and Contribution Agreement (the “Contribution Agreement”) and certain other agreements contemplated therein.  The Contribution Agreement provided that Royale, REF and Matrix would contribute certain assets to RMX, a newly formed Texas limited liability company. In exchange for its contributed assets, Royale would receive a 20% equity interest in RMX, an equity performance incentive interest and up to $20.0 million to satisfy Matrix’s current senior lender, Arena Limited SPV, LLC, in full, and to pay REF, Matrix and Royale’s trade payables and other outstanding obligations.  CIC contributed an aggregate of $25.0 million in cash to RMX in exchange for (i) an 80% equity interest in RMX, with preferred distributions until certain thresholds are met, (ii) a warrant  to acquire up to 4,000,000 shares of Royale’s common stock at an exercise price of $0.01 per share and registration rights pursuant to a Registration Rights Agreement.

The Contribution Agreement contemplated a two-step closing and funding.  On April 4, 2018, immediately upon execution of the Contribution Agreement and consummation of the First Closing, RMX purchased the 50% non-operated working interest in oil and gas leases in the Sansinena and East Los Angeles fields pursuant to the Sunny Frog Acquisition Agreement for approximately $15 million, pursuant to the Sunny Frog Acquisition Agreement, as amended.

On April 13, 2018, Royale Energy, REF, and Matrix, consummated the second part of the Contribution Agreement and entered into certain other agreements contemplated therein. In the Second Closing, Royale Energy, REF and Matrix contributed certain assets to RMX in exchange the 20% equity interest in RMX, an equity performance incentive interest and up to $20.0 million to pay off Matrix’s current senior lender, and to pay REF, Matrix and Royale Energy’s trade payables and other outstanding obligations. CIC contributed an aggregate of $25.0 million in cash to RMX in exchange for the 80% equity interest in RMX, and the warrant  to acquire up to 4,000,000 shares of Royale Energy’s common stock, all as described above.

After the closing of the Transaction, RMX assumed operation of, and will develop, the oil and gas assets which are being contributed under terms of a joint operating agreement with Matrix Operator.

ITEMS OF BUSINESS

PROPOSAL 1: ELECTION OF DIRECTORS

Seven directors will be elected to serve on our board of directors until the next annual meeting of shareholders or until their successors are elected and qualified.

a) The Director Nomination Process

All of the nominees for our board of directors were approved unanimously by the three independent directors who serve on the nominations committee and unanimously by the full board of directors.

Our founder and chairman of the board, Harry E. Hosmer, will retire from board service at the shareholders’ meeting but will remain as a non-voting board member, serving as chairman emeritus after the meeting.

One nominee for re-election to the board, Jonathan Gregory, has served on our board since 2014 and was our chief executive officer from September 10, 2015, until June 1, 2018.  Two nominees, Johnny Jordan and Rod Eson, were appointed to the board in January 2018 in anticipation of the merger between Royale and Matrix Oil Management Corporation which closed in March 2018. They are nominated for election for full one year terms.  The remaining four nominees, Robert Vogel, Mel G. Riggs, Tom Gladney and Barry Lasker, are nominated for election to the board for the first time.

Five current board members, Harry E. Hosmer, Ronald B. Verdier, Ronald L. Buck, Jeffrey Kerns and Michael McCaskey, are not standing for re-election to the board.

b)  Voting

The seven nominees receiving the highest number of votes will be elected.  Signed proxies received will be voted for the election of the nominees listed in this proxy statement, all of whom have agreed to serve if elected.  Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the proxy holders named in the enclosed proxy will vote for substitute nominees at their discretion. Votes withheld for a nominee will not be counted.  Pursuant to the Company’s Bylaw 3.2, cumulative voting for directors is not permitted.

c) Qualifications of Directors
Royale Energy has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for our directors to possess. We have used a subjective process for identifying nominees for director based on the judgment of our board of our current needs. We have never received any nominations from shareholders for new members of the board of directors, but the board would be willing to consider outside nominations if any are received in the future.
In selecting the 2018 nominees for director, the nominations committee sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, the committee reviewed candidates for director in the context of the current composition of the board and the evolving needs of our businesses.  A majority of our directors meet the standards of independence promulgated by the NASDAQ Stock Market and the SEC. As required by the nominations committee charter, the committee selects individuals as nominees for their character, judgment, ethics, integrity, business experience, and acumen, and the committee also seeks to ensure that the board reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The board seeks to maintain a diverse membership, but it does not have a separate policy on diversity. The board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending board and applicable committee meetings.
The following are some of the key qualifications and skills the committee considered in evaluating the director nominees. The individual biographies beginning on page 4 provide additional information about each nominee’s specific experiences, qualifications and skills.
Significant management experience.  We believe that directors with experience in management, including management of private, public, or non-profit corporations provide the Company with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk management, and the methods to drive change and growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis, and relationships that benefit the Company.
Financial reporting experience.  We believe that an understanding of finance and financial reporting processes is important for our directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company’s success. Our nominees include a director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.
Industry experience.  We seek to have directors with experience as executives, directors, or other leadership positions in the energy industry. These directors have valuable perspective on energy industry business cycles and other issues specific to the Company’s business.
Government experience.  We seek directors with governmental experience because the energy industry is heavily regulated and is directly affected by actions and decisions of federal, state, local, and other governmental agencies. The Company recognizes the importance of working constructively with governments, and directors with government experience offer valuable insight in this regard.

d)  Board Leadership and Risk Oversight
We have separated the functions of chairman of the board (Harry E. Hosmer) and chief executive officer (Rod Eson).  Harry E. Hosmer is retiring from the board of directors at the shareholders’ meeting but will continue to serve in a non-voting appointed position of chairman emeritus.  The newly elected board will elect a new chairman of the board at its first board meeting after the shareholders’ meeting.
The board of directors is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks including financial risks, strategic and operational risks, and risks relating to regulatory and legal compliance. Our financial condition, results of operations, and capital resources are highly dependent upon the prevailing market prices of, and demand for, crude oil and natural gas, which are beyond our control. The board of directors reviews our business and financial plans, which includes evaluating the objectives of, and risks associated with, these plans. In addition, the audit committee reviews and discusses with management our major financial risks and the steps management has taken to monitor and control these risks, including our internal control over financial reporting. Our compensation committee strives to structure executive compensation to align the interests of our executive officers with the long-term interests of our shareholders and thus provides incentives to our executives to manage risks appropriately.

e)  Nominees for the Board of Directors

Proxies solicited by the board of directors will be voted in favor of each nominee unless shareholders specify otherwise in their proxies.  The following pages describe the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as director of Royale Energy.  Membership on board committees, attendance at board and committee meetings, and ownership of stock in Royale Energy are indicated in separate sections following the individual resumes of the nominees.

Each nominee has agreed to be named in this proxy statement and to serve as a director if elected.  The ages listed are as of May 31, 2018.

Nominees for Director

Name	Age	First Became Director or Executive Officer	Positions Held

Rod Eson (1), (2)	67	January 2018	Chief Executive Officer and Director
Tom Gladney	65	Nominee
Jonathan Gregory	53	March 2104	Director
Johnny Jordan	58	January 2018	President, Chief Operating Officer and Director
Barry Lasker	58	Nominee
Mel G. Riggs	64	Nominee
Robert Vogel	59	Nominee

(1)          Member of the compensation committee.
(2)          Member of the nominations committee.

The board has determined that nominees for director Tom Gladney, Barry Lasker, Mel G. Riggs, and Robert Vogel qualify as independent directors under NASDAQ rules.

The following summarizes the business experience of each director and nominee for director.

Rod Eson – Chief Executive Officer and Director

Mr. Eson was appointed chief executive officer effective June 1, 2018.  He is the chief executive officer of Foothill Energy, LLC, a position he has held since he founded Foothill Energy in 2004.  Foothill owns and operates oil and gas properties in the central and northern valleys of California.  Mr. Eson has owned and operated oil and gas production companies as well as oilfield service companies since 1979.  From 2013 to 2015, he was chairman of the board of Enhanced Oil Resources, Inc. (currently named Hunter Oil Corp.), whose stock is traded on the OTC-QX Market and the Canadian TSX Venture Exchange.  Prior to forming Foothill Energy in June 2004, Mr. Eson was president and chief executive officer of Venoco, Inc., a California based independent oil and gas company he cofounded in 1992.  At the time of Mr. Eson’s sale of his interest in Venoco, it held assets in California, Texas, Mississippi, Colorado and Argentina.  Mr. Eson is the former chairman of the board of the California Independent Petroleum Association and has been a member of the Society of Petroleum Engineers and American Petroleum Institute for more than three decades.  He has also been a member of the Texas Independent Producers and Royalty Owners Association and a member of the board of directors of the Independent Petroleum Association of America.  He received a B.S. in Mechanical Engineering from California State Polytechnic University in Pomona, California.  He has published numerous technical papers on the subject of enhanced oil recovery.

Tom Gladney – Nominee for Director

Mr. Gladney is a nominee for election as director.  Since 2006 he has served as president of privately held Bodog Resources, LLC, as a wholly owned private entity which invests in oil and gas, water treatment oil field services, and real estate.  Tom previously served as executive vice president of Plains Exploration and Production Company (PXP) where he helped increase proved reserves from 239 MMEB to more than 400 MMEB while directing various projects to include integration of the merger of two large public companies, work on development and exploration projects in the Gulf of Mexico and on several key engineering projects.   Prior to that, Mr. Gladney served as senior vice president for PXP and Plains Resources, president of Arguello Inc. for Plains, project manager for Venoco and Torch, Offshore Operations Manager for Sun E&P.  Tom has a B.S. in Petroleum Engineering from Mississippi State University, 1975 and is married with 6 grown children and 9 grandchildren.  Mr. Gladney is experienced in operational management, has a broad knowledge of facilities and oil field management and is knowledgeable in mergers and acquisitions.  The board has determined that Mr. Gladney will be an independent director.

Jonathan Gregory – Director

Mr. Gregory became director of Royale in March 2014 and served as Royale’s chief executive officer from September 10, 2015, until June 1, 2018.  Prior to becoming Royale’s CEO, Mr. Gregory, from March 2014 to July 2015, served as Chief Financial Officer and Chief Business Development Strategist for Americo Energy Resources, a private exploration and production company located in Houston, Texas. Prior to serving as CFO of Americo Energy, Mr. Gregory, from April 2012 to February 2014 was CFO of J&S Oil & Gas, LLC. From December 2004 to April 2012, Mr. Gregory was head of the energy lending group in Houston, Texas for Texas Capital Bank, N.A.  Mr. Gregory is a member of Houston Energy Finance Group; and ADAM Houston Energy Network. He is also a Co-Founder of Bread of Life, Inc., a non-profit organization committed to empowering homeless Houstonians; and a past director of Small Steps Nurturing Center, a non-profit Christian organization that provides early childhood education for economically at-risk children in the inner-city of Houston, Texas. Mr. Gregory graduated from Lamar University in 1986 with a Bachelor’s degree in Finance.

Johnny Jordan – President, Chief Operating Officer and Director

Mr. Jordan was appointed to the board in January 2018.  He is a petroleum engineer with expertise in acquisitions, field economics and reserves analysis, bank negotiations, reservoir and field operations, and multi-team interaction. Mr. Jordan serves on the board of directors of Matrix Oil Management Corporation. Mr. Jordan has been active in the oil and gas industry since 1980 beginning as a floor hand on a well service rig. He has held various staff and supervisory positions for Exxon, Mack Energy, Enron Oil and Gas and Venoco Corporation. He was the team leader of a multi-discipline team from 1992 to 1996 that added 455 BCF and 79 MMCFD through acquisitions (71 BCF) and field development (365 wells) in the Val Verde Basin in West Texas. Mr. Jordan has managed acquisition evaluations in many of the oil and gas producing basins in the US. He has coordinated field development for various recovery mechanisms that include waterflood, tertiary flood, water drive oil and gas reservoirs, and pressure depletion fields with gas cap expansion or gravity drainage. Mr. Jordan received a B.S. in Chemical Engineering from the University of Oklahoma in 1983 and is currently a member of the Society of Petroleum Engineers and the American Petroleum Institute.

Barry Lasker – Nominee for Director

Mr. Lasker has been nominated for election as director.  Since 2017, he has served as founder and managing partner of Baja Oil and Gas LLC, which is focused on exploration projects using geology and geophysics in South Texas. In October 2017, Mr. Lasker founded Baja Oil and Gas LLC, focusing on conventional exploration targets using 3d seismic data and forensic geology to find exploration targets remaining in older legacy oil and gas fields of southeast Texas.  Since 2015, he also has operated Bazmo Exploration LLC, a family owned private exploration and production company with non-operated positions in two normally pressured, onshore gulf coast oilfields.  From January 2005 to January 2015, Mr. Lasker served as president and CEO of Enhanced Oil Resources, Inc. (TSX Venture Exchange).  Mr. Lasker has 34 years of oil and gas experience with majors and small public and private Companies.  He has served in multiple other management or technical positions including President and CEO of Kestrel Energy (Nasdaq) in Denver and president of TransAtlantic Petroleum from 1997 to 2001, and has performed at various management or technical positions at BHP Petroleum from 1996 through to 1984.  He is trained as a geologist and geophysicist and brings experience to corporate governance skills from work in both domestic US and international oil and gas provinces.  Technical experience includes seismic interpretations, acquisitions and divestitures and prospect generation work that led to reserve additions (discoveries) for various firms.  Mr. Lasker, a native Australian with a US Permanent Resident Card, is married with three children.  He obtained a Bachelor of Science Degree in 1981 from Macquarie University, Sydney, Australia in 1981.  The board has determined that Mr. Lasker will be an independent director.

Mel G. Riggs – Nominee for Director

Mr. Riggs has been nominated for election as director.  Presently, he is involved with the Clayton Williams family office.  Mr. Riggs previously served as President of Clayton Williams Energy, Inc. (NYSE: CWEI) from March, 2015 until April 2017 when CWEI as acquired for $2.7 billion by Noble Energy, Inc. (NYSE:  NBL).  In prior roles, Mr. Riggs served from March 1991 until December 2010 as the chief financial officer of CWEI and from 2010 to 2015 as the executive vice president and chief operating officer.  Mr. Riggs also had served as a director of CWEI since 1994. Mr. Riggs also serves on the board of directors of TransAtlantic Petroleum, Ltd. (NYSE:TAT) and Community National Bank of Midland, Texas.  Mr. Riggs is a member of the audit committee for both companies.  Mr. Riggs is a certified public accountant and received a BBA with a degree in accounting from Texas Tech University in 1977.  The board has determined that Mr. Riggs will be an independent director.

Robert Vogel – Nominee for Director

Mr. Vogel has been nominated for election as director.  Presently, he is a Principal at Lucas Capital Management, a registered investment advisor providing a full suite of financial services to individuals and institutional clients.  He is seasoned executive with extensive background in the energy industry.  He has served or worked as a principal, director, chief financial officer, trustee, vice president and treasurer, assistant treasurer, manager of corporate planning and control, manager inventory control and process engineer for companies that include Lucas Capital Management, Red Leaf Resources, GTL Energy, Blink Now Foundation, Community Foundation of New Jersey, Mt. Horeb United Methodist Church, Hess Corporation, Max Lotto, W.R. Grace and Co, and Chevron U.S.A. Inc. Mr. Vogel has a BS in chemical engineering and a MBA from NYU Stern Scholl. The board has determined that Mr. Vogel will be an independent director.

Audit Committee

The board has appointed an audit committee to assist the board of directors in carrying out its responsibility as to the independence and competence of the Company’s independent public accountants. In accordance with the rules of NASDAQ for listed companies, all members of the audit committee are independent members of the board of directors.  The audit committee operates pursuant to an audit committee charter which has been adopted by the board of directors to define the committee’s responsibilities.  A copy of the audit committee charter is posted on our website, www.royl.com and is also attached to this Proxy Statement as Exhibit A.  For 2017 and the year to date in 2018, the board determined that retiring director Ronald B. Verdier qualified as an “audit committee financial expert” as defined in Regulation S-K Item 407(d)(5) of the Securities and Exchange Commission.

In 2017, the members of the audit committee were Ronald B. Verdier, Ronald Buck and Gary Grinsfelder.

Number of Meetings Held in 2017: 4

All committee members attended all committee meetings in 2017.

Compensation Committee

Purpose: To review and make recommendations to the board of directors on setting the salaries of the company’s officers and the compensation to be paid to members of the board of directors who are not employees of the Company.  The compensation committee operates pursuant to a committee charter adopted by the board of directors.

In 2017, the members of the compensation committee were Gary Grinsfelder and Ronald Buck.  For 2018, the members of the compensation committee have been Jeff Kerns, Rod Eson and Ronald B. Verdier.

Number of Meetings Held in 2017: 1

All committee members attended all committee meetings in 2017.

No Compensation Committee Interlocks

No compensation committee interlocks as defined in SEC Regulation S-K, Item 407(e)(4) existed between committee members or executive officers of Royale and any other entity during 2017.

Nominations Committee

Purpose: To review and make recommendations to the board of directors concerning the nominees proposed for election of directors at the annual meeting of directors.

In 2017, the members of the nominations committee were Ronald B. Verdier, Gary Grinsfelder and Ronald Buck.  For 2018, the members of the nominations committee have been Michael McCaskey, Rod Eson and Jeff Kerns.

Number of Meetings Held in 2017: None

f)  Executive Compensation

The following table summarizes the compensation of the chief executive officer, chief financial officer and the two other most highly non-executive employees (the “named executives and employees”) of Royale Energy and its subsidiaries during 2017.  No stock options, stock awards or other plan based compensation were made during 2017.

				All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)	Total

Jonathan Gregory, CEO (2)	2017	$242,469	$-	$-	$242,469
(3)	2016	$242,469	$-	$-	$242,469
	2015	$70,823	$-	$-	$70,823

Donald H. Hosmer	2017	$236,331	$-	$19,090	$255,421
President (2)	2016	$282,533	$-	$18,339	$300,872
	2015	$177,084	$-	$18,063	$195,147

Stephen M. Hosmer,	2017	$230,192	$-	$18,906	$249,098
President, & CFO (2)	2016	$207,693	$-	$18,231	$225,924
	2015	$230,192	$-	$17,968	$248,160

(1)	All other compensation consists of matching contributions to the Company’s simple IRA plan, except for Donald H. Hosmer and Stephen M. Hosmer, who also received a $12,000 car allowance.

(2)
During 2016 and 2015, Jonathan Gregory, Donald and Stephen Hosmer received a portion of their compensation in shares of common stock, valued at the closing market price on the date of grant, instead of cash.  In 2016, of the $242,469 paid to Jonathan Gregory, $141,814 was paid in cash and 386,178 shares of common stock were issued, valued at $100,655.  Of the $282,533 paid to Donald Hosmer, $190,595 was paid in cash and 609,702 shares of common stock were issued, valued at $91,938.  Of the $207,693 paid to Stephen Hosmer, $165,742 was paid in cash and 101,630 shares of common stock were issued, valued at $41,951.  In 2015, of the $70,823 paid to Jonathan Gregory, $21,581 was paid in cash and 108,644 shares of common stock were issued, valued at $49,242.  Of the $230,192 paid to Stephen Hosmer, $173,945 was paid in cash and 200,564 shares of common stock were issued, valued at $56,247.

(3)	Mr. Gregory served as CEO (principal executive officer) in 2015, 2016 and 2017.

Stock Options and Equity Compensation; Outstanding Equity Awards at Fiscal Year End

The following table presents the number of unexercised options at the 2017 year end for each named executive officer.  All outstanding options expired unexercised on December 31, 2017.

Options
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date

Jonathan Gregory	20,000	-	$5.00	12/31/2017
Donald H. Hosmer	20,000	-	$5.00	12/31/2017
Stephen M. Hosmer	20,000	-	$5.00	12/31/2017

Compensation Committee Report

Our executive compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its discussion and review, has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ronald Buck and Gary Grinsfelder

All members of the compensation committee are independent members of the board of directors.

Compensation Discussion and Analysis

Our executive compensation policy is designed to motivate, reward and retain the key executive talent necessary to achieve our business objectives and contribute to our long-term success. Our compensation policy for our executive officers focuses primarily on determining appropriate salary levels and performance-based cash bonuses.

The elements of executive compensation at Royale consist mainly of cash salary and, if appropriate, a cash bonus at year end.  For 2107, the compensation committee made recommendations to the board of directors annually on the compensation of the three top executives:  Jonathan Gregory, Chief Executive Officer, Donald H. Hosmer, President of Business Development and Stephen M. Hosmer, President and Chief Financial Officer.  In 2017, we did not have employment contracts with our executive officers.

Royale also does not provide extensive personal benefits to its executives beyond those benefits, such as health insurance, that are provided to all employees.  Donald Hosmer and Stephen Hosmer each receive an annual car allowance.

Policy

The compensation committee’s primary responsibility is making recommendations to the board of directors relating to compensation of our officers.  The committee also makes recommendations to the board of directors regarding employee benefits, our defined benefit plans, defined contribution plans, and stock based plans.

Determination

To determine executive compensation, the committee, in December each year, meets with our officers to review our compensation programs, discuss the performance of the company, the duties and responsibilities of each of the officers pay levels and business results compared to others similarly situated within the industry.  The committee then makes recommendations to the board of directors for any adjustment to the officers’ compensation levels.  The committee does not employ compensation consultants to make recommendations on executive compensation.

Compensation Elements

Base.  Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by our peers. Base salaries are reviewed annually. The salaries we paid to our most highly paid executive officers for the last three years are set forth in the Summary Compensation Table included under Executive Compensation.

Bonus.  The compensation committee meets annually to determine the quantity, if any, of the cash bonuses of executive officers.  The amount granted is based, subjectively, upon the company’s stock price performance, earnings, revenue, reserves and production.  The committee does not use quantifiable metrics for these criteria; but rather uses each in balance to assess the strength of the company’s performance.  The committee believes that formulaic approaches to cash incentives can foster an unhealthy balance between short-term and long-term goals.  No bonuses were paid to executive officers in 2017 or 2016.

Compensation of Directors

In 2017, board members or committee member accrued or received fees for attendance at board meetings or committee meetings during the year.  In addition to cash payments, common stock was issued in lieu of compensation or reimbursements.  Royale also reimbursed directors for the expenses incurred for their services.

The following table describes the compensation paid to our directors who are not also named executives for their services in 2017.

	Fees earned or paid in cash or Common Stock	Stock awards	Option awards	All Other Compensation	Total
Name	($)	($)	($)	($)	($)
Harry E. Hosmer	$15,625	$-	$-	$-	$15,625
Ronald Buck (1)	$18,750	$-	$-	-	$18,750
Ronald Verdier (1)	$6,250	$-	$-	-	$6,250

(1)
Ronald Buck’s 2017 compensation of $18,750 was paid by the issuance of 25,128 shares of Royale’s common stock.  Ronald Verdier’s 2017 compensation of $6,250 was paid by the issuance of 10,593 shares of Royale’s common stock. These stock issuances were for director’s fees earned in 2016 but not issued until 2017 due to processing delays.

g)  Security Ownership of Certain Beneficial Owners and Management

On May 18, 2018, 48,400,371 shares of Royale’s common stock were outstanding.

The following table contains information regarding the ownership of Royale’s common stock as of May 18, 2018, by:

i)	each person who is known by Royale to own beneficially more than 5% of the outstanding shares of each class of equity securities;

ii)	each director, nominee for director, and executive officer of Royale, and

iii)
all directors, nominees for director and officers of Royale as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.  The holdings reported are calculated under Rule 13d-3 under the Securities Exchange Act of 1934.

Directors and Nominees, Executive Officers and 5% Shareholders (1)	Number	Percent

Ronald Buck, Director (2)	43,010	*
Rod Eson, Director and Chief Executive Officer	-	*
Tom Gladney, Nominee for Director	-	*
Jonathan Gregory, Director	440,267	*
Harry E. Hosmer, Chairman of the Board (3)	1,549,319	3.20%
Stephen M. Hosmer, Chief Financial Officer (4)	1,346,229	2.78%
Jeffrey Kerns, Director (5)	17,114,653	29.86%
Johnny Jordan, Director, President and Chief Operating Officer (6)	18,714,653	32.17%
Barry Lasker, Nominee for Director	-	*
Michael McCaskey, Director (7)	4,600,091	9.43%
Mel. G. Riggs, Nominee for Director	-	*
Ronald B. Verdier, Director	51,257	*
Robert Vogel, Nominee for Director	-	*

All officers, directors and nominees for director as a group (13)	43,859,479	65.00%

*Less than 1%.

(1)          The mailing address of each listed stockholder is 1870 Cordell Court, Suite 210, El Cajon, California 92020.

(2)          Includes 42.010 shares owned by retirement trust.

(3)          Shares owned by family trust.

(4)          Includes 12,000 shares owned by Mr. Hosmer’s minor child.

(5)          Includes 8,196,988 shares owned by family partnership and 8,917,988 shares issuable on conversion of Series B convertible preferred stock owned by family partnership.

(6)          Includes 9,517,540 shares issuable on conversion of Series B convertible preferred stock owned by family partnership, 750,000 shares held by retirement plan, 250,000 warrants to purchase shares held by family corporation, and 8,196,988 shares owned by family partnerships.

(7)          Includes 4,217,26 shares owned by family partnership and 392,540 shares issuable on conversion of Series B convertible preferred stock owned by family partnership.

(8)          Includes 18,827,620 shares issuable on conversion of Series B convertible preferred stock.  If the shares issuable on conversion of the preferred stock are excluded, the officers, directors and nominees as a group own 24,781,411 shares or 51.45% of the outstanding shares of common stock as calculated under Securities Exchange Act Rule 13d-3.

Preferred Stock

No shares of voting preferred stock are currently outstanding.  Royale has one class of Series B convertible preferred stock outstanding which, while it is non-voting until March 1, 2020, is immediately convertible to shares of common stock at the option of the shareholder.  The number of shares of common stock issuable upon conversion of the preferred is included in the above table of security ownership.

h)  Certain Relationships and Related Transactions

In 1989, the board of directors adopted a policy (the “1989 policy”) that permits each director and officer of Royale to purchase from Royale, at its cost, up to one percent (1%) fractional interest in any well to be drilled by Royale.  When an officer or director elects to make such a purchase, the amount charged per each percentage working interest is equal to Royale’s actual pro rata cost of drilling and completion, rather than the higher amount that Royale charges to working interest holders for the purchase of a percentage working interest in a well.  Of the current officers and directors, Donald Hosmer, Stephen Hosmer and Harry E. Hosmer at various times have elected under the 1989 policy to purchase interests in certain wells Royale has drilled.

Under the 1989 policy, officers and directors may elect to participate in wells at any time up until drilling of the prospect begins.  Participants are required to pay all direct costs and expenses through completion of a well, whether or not the well drilling and completion expenses exceed Royale’s cost estimates, instead of paying a set, turnkey price (as do outside investors who purchase undivided working interests from Royale).  Thus, they participate on terms similar to other oil and gas industry participants or joint venturers.  Participants are invoiced in advance for their share of estimated direct costs of drilling and completion and later actual costs are reconciled, as Royale incurs expenses and participants make further payments as necessary.

Officer and director participants under this program do not pay some expenses paid by outside, retail investors in working interests, such as sales commissions, if any, or marketing expenses.  The outside, turnkey drilling agreement investors, on the other hand, are not obligated to pay additional costs if a drilling project experiences cost overruns or unanticipated expenses in the drilling and completion stage.  Accordingly, Royale’s management believes that its officers and directors who participate in wells under the board of directors’ policy do so on terms the same as could be obtained by unaffiliated oil and gas industry participants in arms-length transactions, albeit those terms are different than the turnkey agreement under which outside investors purchase fractional undivided working interests from Royale.

Donald and Stephen Hosmer each have participated individually in 179 wells each under the 1989 policy.  The Hosmer Trust, a trust for the benefit of family members of Harry E. Hosmer, has participated in 178 wells.

Investments in wells under the 1989 policy for the three years ended December 31, 2017, 2016, and 2015 are as follows:

	Year	# of fractional interests	Amount
Donald Hosmer	2017	-	$-
	2016	1	$1,556
	2015	2	$3,143
Stephen Hosmer	2017	-	$-
	2016	1	$1,556
	2015	4	$4,389
Hosmer Trust	2017	-	$-
	2016	1	$1,556
	2015	4	$5,633

Prior to July 2016, Royale’s chairman of the board and former president, Harry E. Hosmer, rendered management consulting services to Royale.  Royale compensated Mr. Hosmer $96,635 and $165,660 for his consulting services in 2016 and 2015, respectively, and paid his medical insurance costs.  Mr. Hosmer’s currently serves as chairman of the board of directors, and after the shareholders’ meeting he will continue to serve as non-voting chairman emeritus, for which he receives reimbursement of expenses to attend meetings.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics for our directors and executive officers.  The code is posted on our website, www.royl.com.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

As required by the Sarbanes-Oxley Act of 2002, our Audit Committee is directly responsible for appointment, compensation, retention and oversight of the Company’s independent auditors.  We are asking the shareholders to approve the Audit Committee’s recommendation of SingerLewak LLP as independent auditors to audit the financial statements of the Company for the 2015 fiscal year.  If the shareholders fail to ratify the appointment of the auditors, our Audit Committee will take that into consideration in determining whether to continue the auditing engagement.

SingerLewak LLP was engaged as independent auditors of the Company for the fiscal year ending December 31, 2017.  The amounts paid to our independent auditors for the years 2017 and 2016 are provided below under Other Information – Independent Auditors – Auditors’ Fees.

Although the audit committee has the sole responsibility to appoint the auditors as required under the Securities Exchange Act of 1934, the audit committee welcomes the comments of shareholders and will reconsider the decision whether to appoint SingerLewak LLP as auditors if the shareholders fail to approve their appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SINGERLEWAK LLP AS AUDITORS FOR 2018.

PROPOSAL 3: OTHER MATTERS

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than those items previously discussed.  The proxy being solicited by the board of directors provides authority for the proxy holders, Donald H. Hosmer and Stephen M. Hosmer, to use their discretion to vote on such other matters as may lawfully come before the meeting, including matters incidental to the conduct of the meeting, and any adjournment thereof.

OTHER INFORMATION

a)  Independent Auditors – Auditors’ Fees

SingerLewak LLP served as the independent auditors to audit the Company’s financial statements for the fiscal year ended December 31, 2017 and 2016.  This is the fourth annual audit performed by SingerLewak LLP.  The aggregate fees billed by SingerLewak LLP for the years ended December 31, 2017 and 2016 are as follows, respectively:

	2017	2016
Audit fees (1)	$184,352	$139,413
Tax fees (2)	$-	$-
All other fees (3)	$113,387	$18,638
Total	$297,739	$158,051

(1)  Audit fees are fees for professional services rendered for the audit of Royale Energy’s annual financial statements, reviews of financial statements included in the company’s Forms 10-Q, and reviews of documents filed with the U.S. Securities and Exchange Commission.

(2)  Tax fees consist of tax planning, consulting and tax return reviews.

(3)  Other fees consist of work on registration statements under the Securities Act of 1933.

The audit committee of Royale Energy has adopted policies for the pre-approval of all audit and non-audit services provided by the company’s independent auditor.  The policy requires pre-approval by the audit committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it.

No representatives of SingerLewak LLP are expected to be present at the annual meeting.  Although the audit committee has the sole responsibility to appoint the auditors as required under the Securities Exchange Act of 1934, the committee welcomes any comments from shareholders on auditor selection or performance.  Comments may be sent to the audit committee chair, Ronald Verdier, care of Royale Energy’s executive office, 1870 Cordell Court, Suite 210, El Cajon, California 92020.

b)  Annual Report

An annual report to shareholders on Form 10-K for the year ended December 31, 2017, accompanies this proxy statement.

c)  Method and Cost of Soliciting Proxies

The accompanying proxy is being solicited on behalf of the board of directors of Royale Energy.  The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by Royale Energy.  Proxies may be solicited by officers, directors, and employees of Royale Energy in person, or by mail, courier, telephone or facsimile.  In addition, Royale Energy has paid approximately $9,000 to Broadridge for mailing and proxy vote reporting services.

d)  Section 16(a) Beneficial Ownership Reporting Requirement

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require that Royale Energy’s directors, certain officers, and greater than 10 percent shareholders file reports of ownership and changes in ownership with the SEC and the NASD and furnish Royale Energy with copies of all such reports they file.  Based solely upon a review of the copies of the forms furnished to Royale Energy, or representations from certain reporting persons that no reports were required, Royale Energy believes that no persons failed to file required reports on a timely basis for 2014.

e)  Additional Information

Other reports that we file with the SEC may also be obtained from the SEC’s website, www.sec.gov.

f)  Proposals by Shareholders – 2019

Any proposal by a shareholder to be submitted for inclusion in proxy soliciting material for the 2019 annual shareholders meeting must be received by the corporate secretary of Royale Energy no later than February 28, 2019.

g)  Other Matters

No proposals have been received from shareholders for inclusion in the proxy statement or action at the 2014 annual meeting.  Management does not know of any matter to be acted upon at the meeting other than the matters above described.  However, if any other matter should properly come before the meeting, the proxy holders named in the enclosed proxy will vote the shares for which they hold proxies in their discretion.  Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

Date: June 11, 2018	Harry E. Hosmer
Chairman of the Board